Exhibit 99.1

Act II Global Acquisition Corp. Announces Pricing of $261,000,000 Initial Public Offering

NEW YORK, NY / ACCESSWIRE / April 25, 2019 / Act II Global Acquisition Corp. (the ‘‘Company’’) announced today that it priced its initial public offering of 26,100,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (‘‘Nasdaq’’) and will begin trading tomorrow, Friday, April 26, 2019, under the ticker symbol ‘‘ACTTU’’. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant, each warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols ‘‘ACTT’’ and ‘‘ACTTW,’’ respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the ‘‘better for you’’ sectors, such as consumer packaged goods and other consumables as well as hospitality, including restaurants. The Company is led by Executive Chairman Irwin D. Simon.

Cantor Fitzgerald & Co. is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,915,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on April 25, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute ‘‘forward-looking statements,’’ including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (‘‘SEC’’). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Mary Celeste Anthes
212-370-1300
maryceleste.anthes@act2global.com

SOURCE: Act II Global Acquisition Corp.